Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 29, 2013 (March 6, 2014 as to the effects described in the Earnings Per Share section of Note 1), relating to the consolidated financial statements and financial statement schedules of LVB Acquisition, Inc. and subsidiaries for the year ended May 31, 2013 appearing in the Current Report on Form 8-K of LVB Acquisition, Inc. filed on April 11, 2014.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

April 11, 2014